Exhibit 5

                      Jenkens & Gilchrist Parker Chapin LLP

                                                              AUSTIN, TEXAS
                                                             (512) 499-3800
                              THE CHRYSLER BUILDING         CHICAGO, ILLINOIS
                               405 LEXINGTON AVENUE          (312) 425-3900
                             NEW YORK, NEW YORK 10174         DALLAS, TEXAS
                                                             (214) 855-4500
                                  (212) 704-6000             HOUSTON, TEXAS
                             FACSIMILE (212) 704-6288        (713) 951-3300
                                                         LOS ANGELES, CALIFORNIA
                                 www.jenkens.com             (310) 820-8800
                                                           SAN ANTONIO, TEXAS
                                                             (210) 246-5000
                                                            WASHINGTON, D.C.
                                                             (202) 326-1500
                                  July 16, 2004

Cadence Resources Corporation
6 East Rose Street
Walla Walla, Washington  99362

Ladies and Gentlemen:

      We have acted as counsel to Cadence Resources Corporation, a Utah corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale of an aggregate of 841,500 shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), by certain investors named therein (the "Investors"), all of which Shares are issuable upon the exercise of warrants, each of which warrant is dated April 2, 2004, (the "Warrants").

      In connection with the foregoing, we have examined originals or copies, satisfactory to us, of: (i) a Securities Purchase Agreement, dated April 2, 2004 (the "Purchase Agreement"), between the Company and the Investors, (ii) the form of the Warrants, (iii) the Company's Restated Articles of Incorporation, (iv) the Company's By-laws, and (v) resolutions of the Company's board of directors authorizing the Company to enter into, and consummate, the transactions contemplated by the Purchase Agreement, including the issuance of the Warrants to the Investors.

      We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

      We have also assume that (i) all Shares issued will be issued and sold in compliance with applicable federal and state securities laws (ii) at the time of any offering or sale of any Shares, the Company will have such number of Shares authorized or created and available for issuance as may be offered and sold and as are issuable upon the conversion, exchange or exercise of any Shares that may be offered and sold, (iii) there shall be no change in law affecting the validity of any of the Shares (between the date hereof and the date of issuance and sale of such Shares), and (iv) all parties to agreements to involving the issuance or sale of the Shares will perform their obligations thereunder in compliance with the terms of such documents.

      Based upon and subject to the foregoing, we are of the opinion that the Shares, upon the exercise of the Warrants and the payment of the exercise price of the Warrants by the Investors to the Company in accordance with the terms of the Warrants and the issuance of the Shares by the Company in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable shares of Common Stock.


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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or
Item 509 of Regulation S-B promulgated under the Act.

      We are members of the Bar of the State of New York and do not hold ourselves out as being experts on laws other than laws of the State of New York and the laws of the United States of America.

                                       Very truly yours,

                                       /s/ Jenkens & Gilchrist Parker Chapin LLP
                                           JENKENS & GILCHRIST PARKER CHAPIN LLP